SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

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October 7, 2005

Date of Report (Date of earliest event reported)

U.S.  Energy Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation	0-10238 (Commission File Number)	52-1216347 (I.R.S. Employer Identification No.)

One North Lexington Avenue White Plains, NY (Address of principal executive offices)	10601 (Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    []        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    []        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    []        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    []        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

        On October 7, 2005, we entered into an agreement with Marathon Capital, LLC (“Marathon”), VTEX Energy Inc. and its wholly owned subsidiary, Viking International Petroleum, PLC (collectively “VTEX”; we, VTEX and Marathon are referred to collectively as the “Acquirors”) pursuant to which the Acquirors agreed to jointly acquire certain energy assets in the United Kingdom. The assets to be acquired include gas field licenses (with provable and recoverable gas reserves estimated to exceed 60 billion cubic feet), gas gathering and processing systems and a related gas turbine power plant with a capacity ranging from of 40-45 megawatts.

        The Acquirors will organize an entity (“Newco”) to acquire these assets. Twenty-five percent (25%) of Newco will be owned by each of Marathon and VTEX in consideration of their contribution of assets and/or services and 50% will be owned by an entity we organize (“Investco”) in consideration of our capital contribution described below.

        We are obligated to make an equity contribution of up to $5 million in Investco, subject to reduction as described below; Investco will fund the expenses of the proposed acquisition and will contribute its capital, through Newco, toward the purchase price for these assets. Though Investco is currently wholly owned by us, Marathon or VTEX may elect, during the 60 days following the signing of this agreement, to co-invest (or purchase a portion of our interests) up to $2 million in Investco and acquire up to 33.333% of the equity interests therein at a 10%-20% premium to our investment cost. Our $5 million commitment to Investco may be reduced by an amount equal to the investment in Investco made by or on behalf of Marathon or VTEX.

        Distributions from Newco shall generally be 90% to Investco and 5% to each of Marathon and VTEX until Investco recoups its entire investment in Newco together with 12% interest per annum; thereafter, Newco’s distributions will be 50% to Investco and 25% to each of Marathon and VTEX. Distributions from Investco shall be made on a pro-rata basis based on the member’s equity interest therein.

        It is anticipated that the aggregate purchase price for the assets will be approximately $60 million, of which approximately $5 million be funded by us through our capital contribution to Investco described above; additional funding is to be provided through project financing secured by the acquired assets.

        The Acquirors intend to negotiate additional documentation setting forth their respective rights and responsibilities regarding their ownership interests in Investco and Newco, the proposed acquisition of these assets and the related financing arrangements. No assurance can be given that we will acquire these assets or that this transaction will be profitable to us.

        There are no other current relationships between us and any of the other Acquirors other than our short term convertible loan to Marathon of $500,000.

Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

        The information set forth in Item 1.01 is hereby incorporated by reference to the extent necessary to respond to Item 2.03.

Section 8 – Other Events

Item 8.01 Other Events.

        We have set October 31, 2005 as the record date for determining stockholders entitled to notice of and to vote at our annual meeting of stockholders; such meeting is currently scheduled to be held on December 6, 2005.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Energy Systems, Inc. By: /s/ Henry N. Schneider Henry N. Schneider, President

Dated: October 11, 2005